Exhibit 99.01

Press Release

Available for Immediate Publication: January 30, 2015

First National Bank of Northern California Reports Fourth Quarter 2014 Earnings of $0.44 Per Diluted Share

Source: FNB Bancorp (CA) (QTCQB:FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (QTCQB: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the fourth quarter of 2014 of $4,123,000 or $0.94 per diluted share, compared to net earnings available to common shareholders of $2,013,000 or $0.47 per diluted share for the fourth quarter of 2013. During the fourth quarter of 2014, FNB Bancorp reversed $1,095,000 out of the provision for loan losses due to improving credit metrics within the loan portfolio. In addition, the Company recorded a pretax gain of $2,085,000 from the sale of our S. Airport Boulevard, South San Francisco building and we received a $500,000 pretax breakup fee related to the Valley Community Bank definitive purchase agreement that was terminated. During the fourth quarter of 2014, Valley Community Bank signed a new definitive agreement to be purchased by Bay Commercial Bank. For the year ended December 31, 2014 asset growth was 2.8%, loan growth was 5.5% and deposit growth was 2.4%.

“The fourth quarter of 2014 provided the Bank a favorable loan production environment, with the annualized loan growth rate for the quarter at 9.7%. Credit metrics continued to improve during the fourth quarter, which allowed management to reverse a little over $1 million from our allowance for loan losses. The Bank recorded net recoveries of $841 thousand during the year ended December 31, 2014 and ended the year with an allowance for loan losses / gross loans ratio of 1.64%. Increases in our deposit balance during the fourth quarter were led by growth of 19.7% in our NOW accounts, primarily due to an influx of public agency NOW deposits towards the end of the year. The Bank’s Certificates of Deposit accounts experienced net inflows of $1.1 million during the quarter. Net deposit outflows for the quarter in our non-interest bearing deposit balances were $5.8 million, and included declines in both our individual and business products. Federal home loan balances were reduced by $7 million during the fourth quarter to end the year at $9 million”, stated Tom McGraw, CEO.

Financial Highlights: Fourth Quarter, 2014	(Unaudited)
	Three months	Three months	Year	Year
Consolidated Statements of Earnings	ended	ended	ended	ended
(in ’000s except earnings per share amounts)	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013

Interest income	$9,315	$9,375	$36,859	$37,389
Interest expense	531	514	2,093	2,395
Net interest income	8,784	8,861	34,766	34,994
(Recovery) provision for loan losses	(1,095)	50	(1,020)	1,385
Noninterest income	3,522	1,137	6,589	4,183
Noninterest expense	6,761	6,954	27,868	29,028
Income before income taxes	6,640	2,994	14,507	8,764
Provision for income taxes	(2,517)	(995)	(5,098)	(1,325)
Net earnings	4,123	1,999	9,409	7,439
Dividends and discount accretion on preferred stock	—	(14)	170	567
Net earnings available to common shareholders	$4,123	$2,013	$9,239	$6,872

Basic earnings per share	$0.97	$0.48	$2.18	$1.66
Diluted earnings per share	$0.94	$0.47	$2.12	$1.63

Average assets	$914,250	$912,819	$901,533	$903,825
Average equity	$94,500	$93,679	$90,938	$93,166
Return on average assets, annualized	1.80%	0.88%	1.02%	0.76%
Return on average equity, annualized	17.45%	8.60%	10.16%	7.38%
Efficiency ratio	55%	70%	67%	74%
Net interest margin (taxable equivalent)	4.17%	4.24%	4.14%	4.31%
Average shares outstanding	4,256	4,163	4,232	4,132
Average diluted shares outstanding	4,389	4,292	4,367	4,225

Financial Highlights: Fourth Quarter, 2014	As of	As of
Consolidated Balance Sheets	December 31,	December 31,
(in ’000s)	2014	2013

Assets:
Cash and due from banks	$14,978	$14,007
Interest-bearing time deposits with other financial institutions	2,784	5,543
Securities available for sale, at fair value	264,881	263,988
Loans, net	583,715	552,343
Premises, equipment and leasehold improvements, net	10,951	12,512
Bank owned life insurance	12,510	12,151
Other equity securities	5,769	5,300
Accrued interest receivable	3,725	3,808
Other real estate owned, net	763	5,318
Goodwill	1,841	1,841
Prepaid expenses	1,045	701
Other assets	14,202	14,418
Total assets	$917,164	$891,930

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$292,359	$279,269
Savings and money market	394,676	370,194
Time	105,159	124,152
Total deposits	792,194	773,615
Federal Home Loan Bank advances	9,000	15,000
Note payable	5,550	—
Accrued expenses and other liabilities	13,332	9,066
Total liabilities	820,076	797,681
Stockholders’ equity	97,088	94,249
Total liabilities and stockholders’ equity	$917,164	$891,930

Other Financial Information
Allowance for loan losses	$9,700	$9,879
Nonperforming assets	$5,906	$12,669
Total gross loans	$593,415	$562,222

“During the fourth quarter, the Bank’s taxable equivalent net interest margin dropped 3 basis points to 4.17% for the quarter. The Bank continues to build the loan portfolio at pricing that is prudent and underwriting standards that are conservative. The Bank benefitted from a significant increase in non-interest income during the quarter, driven by two significant transaction; the receipt of a $500,000 termination fee and the sale of our S. Airport Blvd. branch building. The termination fee was paid to the Bank by Valley Community Bank after Valley Community Bank terminated our definitive purchase agreement and signed a new definitive agreement to be purchased by Bay Commercial Bank. The S. Airport Blvd. branch was closed and ceased it’s branch operations on September 30, 2013. During the fourth quarter of 2014, the building was sold in an all cash transaction that resulted in a pretax gain of approximately $2.1 million. Non-interest expenses declined 2.8% during the fourth quarter due primarily to reductions in salary and benefits costs. Management has worked with the Board of Directors to keep salary and benefit costs as low as is reasonably possible. Capital ratios continued to increase during the quarter, with the Bank finishing the year with a Tier 1 leverage capital ratio of 10.79%, a Tier 1 risk-based capital ratio of 13.88% and total risk-based capital of 15.13%” continued Tom McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.